Exhibit 21.1

3D Systems Corporation

List of Subsidiaries at December 31, 2013

The following table sets forth the name and state or other jurisdiction of incorporation of the Company’s subsidiaries. Except as otherwise indicated, each subsidiary is owned, directly or indirectly, by the Company.

Name	Jurisdiction of Incorporation
3D Canada Company	Canada
3D Holdings, LLC	Delaware
3D Systems S.A.	Switzerland
3D Systems, Inc.	California
3D Systems Europe Ltd.	United Kingdom
3D Systems GmbH	Germany
3D Systems France SARL	France
3D Systems Italia S.r.l.	Italy
3D Capital Corporation	California
3D Systems Asia Pacific, Ltd.	California
3D European Holdings Ltd.	United Kingdom
OptoForm LLC(a)	Delaware
3D Systems Japan K.K.	Japan
MQast, LLC	California
Bits From Bytes, Ltd.	United Kingdom
Provel, S.r.l.	Italy
3D Systems Asia-Pacific Pty Ltd	Australia
XYZ Innovation Pty Ltd	Australia
Freedom of Creation B.V.	The Netherlands
3D Systems Benelux	The Netherlands
Quickparts.com, Inc.	Delaware
3D Systems India, Inc.	Delaware
Three D Sycode India Private Limited	India
Z Corporation	Massachusetts
VIDAR Systems Corporation	Virginia
3D Systems Consumer Solutions, LLC	California
My Robot Nation, Inc.	California
Bespoke Innovations, Inc.	California
Viztu Technologies, Inc.	Delaware
3D Systems Korea, Inc.	Korea
Rapidform, Inc.	California
Co-Web	France
Geomagic, Inc.	Delaware
Geomagic GmbH	Germany
Geomagic (Shanghai) Software Co., Ltd.	Shanghai, China
Phenix Systems(b)	France
AMT, Inc.(c)	Delaware
VisPower Technology, Inc.	Delaware
CRDM, Ltd.	United Kingdom
Figulo Corporation	Massachusetts
Village Plastics Co.	Ohio
Gentle Giant Studios, Inc.	California

a)	We directly or indirectly own 60% of the outstanding interests.
b)	We directly or indirectly own 94.70% of the outstanding interests.
c)	AMT, Inc. is 100% owned by Phenix Systems. See Note b above regarding our ownership interest in Phenix Systems.